Exhibit 10.2
EXECUTION VERSION
TAX SHARING AND INDEMNIFICATION AGREEMENT
          This Tax Sharing and Indemnification Agreement (this “Agreement”), dated as of May 1, 2008, among Cadbury Schweppes plc (“CS”), a United Kingdom public limited company, on behalf of itself and the members of the Cadbury Group, as defined below (other than Cadbury plc (“Cadbury”), a United Kingdom public limited company), and Dr Pepper Snapple Group, Inc. (“DPS”), a Delaware corporation, on behalf of itself and the members of the DPS Group, as defined below, and, solely for purposes of Section 20, Cadbury.
WITNESSETH:
          WHEREAS, CS and DPS have entered into a Separation and Distribution Agreement, dated as of May 1, 2008 (the “Separation Agreement”), relating to the demerger by Cadbury of Cadbury Schweppes Americas, Inc., a Delaware corporation, that along with its subsidiaries and various affiliated companies operates the Cadbury beverages business in North America (“CSAI”), and certain related transactions (collectively, the “Demerger”);
          WHEREAS, pursuant to the Demerger, (i) CS, will become a wholly-owned subsidiary of Cadbury, (ii) the stock of CSAI will be transferred by Cadbury or CS to DPS, and (iii) DPS will issue its common stock to Cadbury shareholders (collectively, the “Principal Separation Transactions”);
          WHEREAS, prior to, and in contemplation of, the Demerger, (i) the Cadbury Group will sell, distribute or otherwise transfer certain assets relating to (or comprising part of) the beverages business, including the Beverage Entities, as defined below, to the DPS Group, and (ii) the DPS Group will sell, distribute or otherwise transfer certain assets relating to (or comprising part of) the confectionery business, including the Confectionery Entities, as defined below, to the Cadbury Group;
          WHEREAS, for U.S. federal income tax purposes, the substance of the Principal Separation Transactions is intended to be characterized as follows: (a) Cadbury is formed and all of the outstanding ordinary shares of CS are exchanged by the CS shareholders for all of the Cadbury ordinary shares after which CS elects, pursuant to Treasury regulation section 301.7701-3, to be a treated as a disregarded entity in a transaction qualifying as a reorganization under 368(a)(1)(F) of the United States Internal Revenue Code of 1986, as amended (the “Code”); (b) Cadbury distributes the shares of CSAI to Cadbury shareholders in a transaction qualifying under Code section 355; and (c) the CSAI shareholders exchange all of their CSAI shares for DPS shares, immediately after which CSAI is converted to a limited liability company and a disregarded entity, in a transaction qualifying as a reorganization under Code section 368(a)(1)(F);
          WHEREAS, CS has received from the United States Internal Revenue Service (“IRS”) a private letter ruling providing that, subject to the representations and information submitted by CS, the Principal Separation Transactions will be treated for U.S. federal income tax purposes in the manner set forth above in the foregoing whereas clause (the “Ruling”), which Ruling was received pursuant to a private letter ruling request submitted by CS (together with all attachments, exhibits and supplements to the private letter ruling request, in each case, that were submitted by CS to the IRS, the “Ruling Request”);
          WHEREAS, in connection with the Demerger, CS and DPS desire to set forth their agreement on the rights and obligations of CS, DPS and the members of the Cadbury Group and the DPS Group, respectively, with respect to certain Tax matters as set forth below;
          NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, the parties mutually covenant and agree as follows:
     1. Definitions.
          (a) As used in this Agreement:
     “Active Business” shall mean an active trade or business relied upon in the Ruling Request and the Ruling for Code section 355 treatment in connection with the Demerger.
     “Affiliate” shall have the meaning set forth in the Separation Agreement.
     “ATOB DPS Entity” shall mean Dr Pepper/Seven Up, Inc., a Delaware corporation and the member of the DPS Group conducting an Active Business.
     “Beverage Assets” shall mean those assets, as set forth on Schedule A, relating to (or comprising part of) the beverages business that are sold, distributed or otherwise transferred by the Cadbury Group to the DPS Group prior to, and in contemplation of, the Demerger, including any equity interests in the Beverage Entities.
     “Beverage Entities” shall mean those entities, as set forth on Schedule B, relating to (or comprising part of) the beverages business the equity of which is sold, distributed or otherwise transferred (in whole or in part) by the Cadbury Group to the DPS Group and that become wholly-owned by the DPS Group prior to, and in contemplation of, the Demerger.
     “C Election” shall mean a joint election by CS (or one or more of its Subsidiaries) and DPS (or one or more of its subsidiaries) to have the provisions of subsection 85(1) of the Income Tax Act (Canada) (and any equivalent or corresponding provision under applicable Canadian provincial or territorial Tax law) apply with respect to the transfer of assets of Cadbury Beverages Canada Inc., a Canadian corporation (”CBCI”), to Canada Dry Mott’s Inc., a Canadian corporation (“CDMI”).
     “Cadbury Group” shall mean Cadbury and any Person that is a Subsidiary of Cadbury immediately after the Demerger Date (for the avoidance of doubt, including the Confectionery Entities but excluding the Beverage Entities), and each Person that becomes a Subsidiary of Cadbury after the Demerger Date.
     “Cadbury Group Taxes” shall mean any Taxes of the Cadbury Group (including Taxes for which any member of the Cadbury Group is primarily liable under applicable Tax law but excluding Taxes for which any such member is secondarily liable under such law) for any Pre-

Demerger Period, Straddle Period or Post-Demerger Period. For the avoidance of doubt, Cadbury Group Taxes shall (a) include any Taxes (i) shown as due on Tax Returns of the Cadbury Group for Pre-Demerger Periods and Straddle Periods (including Taxes imposed in respect of the sale, distribution or other transfer of the Beverage Assets by the Cadbury Group to the DPS Group but excluding Taxes of the Beverage Entities), (ii) imposed in respect of the Beverage Assets while owned by the Cadbury Group prior to the sale, distribution or other transfer of the Beverage Assets to the DPS Group, and (iii) of the Confectionery Entities for all taxable periods; and (b) exclude Taxes (i) of the Beverage Entities for all taxable periods, (ii) of a member of the DPS Group for which a member of the Cadbury Group is responsible for (A) under Treasury Regulation 1.1502-6 (or similar provision of U.S. state or local or non-U.S. Tax law) solely as a result of such Cadbury Group member being or having been included in a Tax Return with any member of the DPS Group or otherwise joining in a fiscal unity or other combined group or (B) as a consequence of the failure of any member of the DPS Group to discharge a liability for Tax for which a member of the DPS Group is primarily liable under applicable Tax law or (C) because such member of the Cadbury Group acted as a representative of a group of companies to the extent that the Cadbury Group Tax liability would have been a liability of a member of the DPS Group if such member of the Cadbury Group did not act as a representative, and (iii) Taxes described in Section 6(b)(iv).
     “CFC Legislation” means (i) that legislation contained in Chapter IV of Part XVII of the Income and Corporation Taxes Act 1988 of the United Kingdom (or any comparable successor or additional legislation), together with all related statutory instruments, orders, judgments (including of the European Court of Justice or the Courts of England and Wales), enactments, laws, directives and Taxing Authority practice relating to the same, and (ii) any provision of any taxation statute in the Netherlands of similar effect to the United Kingdom Legislation referred to in clause (i) above, together with all Taxing Authority practice relating to the same.
     “CFC Questions” means any information required by the Cadbury Group in order to comply with any obligations under any CFC Legislation.
     “Confectionery Assets” shall mean those assets, as set forth on Schedule C, relating to (or comprising part of) the confectionery business that are sold, distributed or otherwise transferred by the DPS Group to the Cadbury Group prior to, and in contemplation of, the Demerger, including any equity interests in the Confectionery Entities.
     “Confectionery Entities” shall mean those entities, as set forth on Schedule D, relating to (or comprising part of) the confectionery business the equity of which is sold, distributed or otherwise transferred (in whole or in part) by the DPS Group to the Cadbury Group and that become wholly-owned by the Cadbury Group prior to, and in contemplation of, the Demerger.
     “Confectionery Transactions” shall mean (i) the sales, distributions or other transfers, as set forth on Schedule E, which include sales, distributions or other transfers of the Confectionery Assets or of the Confectionery Entities by a member of the DPS Group to the Cadbury Group prior to, and in contemplation of, the Demerger, (ii) the Cross-Border Financing Transactions, and (iii) the transfer of assets of CBCI to CDMI.

     “Cross-Border Financing Transactions” shall mean the transactions entered into prior to the Demerger Date, involving an amount loaned or other financing (including a preferred equity investment), directly or indirectly, by a borrower (or issuer of the debt or preferred equity investment) which is a member of the CSAB Group or a Subsidiary of the CSAB Group and the lending party (or the holder of the debt or preferred equity investment) is a Subsidiary of Cadbury other than a member of the CSAB Group or a Subsidiary of the CSAB Group. For the avoidance of doubt, Cross-Border Financing Transactions shall not include any amount loaned or other financing (including a preferred equity investment), directly or indirectly, between the members of the CSAB Group or a U.S. Subsidiary thereof.
     “CSAB Group” shall mean the affiliated group, within the meaning of Code section 1504(a), the common parent of which was either CSAI or Cadbury Schweppes Holdings (US) (“CSH”) and the common parent of which upon the Demerger will be DPS, treating for such purposes, the stock of CSAI, CSH and DPS as widely held by the public.
     “Damages” shall mean any damage, liability, loss, cost, charge, assessments, settlements, judgments or expense (including, without limitation, reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses).
     “Demerger Date” shall mean May 7, 2008, the date on which the Demerger is effected and the stock of DPS is issued by DPS to Cadbury shareholders.
     “DPS Group” shall mean DPS and any Person that is a Subsidiary of DPS immediately after the Demerger Date (for the avoidance of doubt, including the Beverage Entities and any CSAB Group members but excluding the Confectionery Entities), and each Person that becomes a Subsidiary of DPS after the Demerger Date.
     “DPS Group Taxes” shall mean any Taxes of the DPS Group (including Taxes for which any member of the DPS Group is primarily liable under applicable Tax law but excluding Taxes for which any such member is secondarily liable under such law) for any Pre-Demerger Period, Straddle Period or Post-Demerger Period. For the avoidance of doubt, DPS Group Taxes shall (a) include any Taxes (i) shown as due on the DPS Transition Returns and Tax Returns of the DPS Group described in Section 3(b)(i) (excluding Income Taxes imposed in respect of the Confectionery Transactions in excess of $22,194,000 and excluding Taxes of the Confectionery Entities), (ii) imposed in respect of the Confectionery Assets while owned by the DPS Group prior to the sale, distribution or other transfer of the Confectionery Assets to the Cadbury Group, and (iii) of the Beverage Entities for all taxable periods; and (b) exclude (i) Income Taxes imposed in respect of the Confectionery Transactions in excess of $22,194,000, (ii) Taxes of the Confectionery Entities for all taxable periods, and (iii) Taxes of a member of the Cadbury Group for which a member of the DPS Group is responsible for (A) under Treasury Regulation 1.1502-6 (or similar provision of U.S. state, local or Non-U.S. Tax law) solely as a result of such DPS Group member being or having been included in a Tax Return with any member of the Cadbury Group or otherwise joining in a fiscal unity or other combined group or (B) as a consequence of the failure of any member of the Cadbury Group to discharge a liability for Tax for which a member of the Cadbury Group is primarily liable under applicable Tax law or (C) because such member of the DPS Group acted as a representative of a group of companies to the extent that the DPS Group Tax liability would have been a liability of a member of the Cadbury Group if such member of the DPS Group did not act as a representative.
     “DPS Transaction Costs” shall have the meaning set forth in the Separation Agreement but excluding rating agency costs set forth on Schedule 1.01(o) of the Separation Agreement.
     “Final Determination” shall mean any final determination of a liability in respect of Taxes that, under applicable Tax law, is no longer subject to further appeal, review or modification through proceedings or otherwise (including the expiration of the statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations).
     “Income Taxes” shall mean Taxes based upon, measured by, or calculated with respect to (i) net income or net profits (including any capital gains, minimum taxes and any Taxes on items of Tax preference, but not including sales, use, real or personal property transfer, value added or other similar Taxes), (ii) multiple bases (including corporate franchise, doing business or occupation Taxes imposed by a jurisdiction in lieu of Taxes on net income or net profits) if one or more of the bases upon which such Tax may be imposed on, measured by, or calculated with respect to, is net income or net profits and (iii) withholding Taxes imposed under Code section 1442, 1445 or 1446 (or comparable provisions of non-U.S. Tax law) on any payments or distributions (except for wages or other remuneration for services).
     “Income Tax Return” shall mean Tax Returns that relate to Income Taxes.
     “Incremental DPS Group Taxes” shall mean (i) the amount of Income Taxes in respect of the Confectionery Transactions that are imposed on the DPS Group, determined in accordance with the Tax Return preparation provisions set forth in Section 3 and computed as if the relevant taxable year of the DPS Group closed on the Demerger Date, in excess of $22,194,000, plus (ii) the amount of Income Taxes in respect of the Confectionery Transactions in excess of the sum of (A) the amount computed pursuant to clause (i), and (B) $22,194,000, to the extent that, in accordance with Section 3(d)(ii), there is a confirmed material change in applicable Tax law after the Demerger Date but prior to the due date for timely filing of the applicable Tax Return of the DPS Group (including valid extensions obtained), and, as a result, the Income Tax reporting position for such Confectionery Transaction that was based on the opinions (or substantially equivalent written advice) described in Section 3(d)(ii) is no longer applicable or otherwise not followed or adopted, plus (iii) without duplication in respect of clauses (i) and (ii), the amount of Income Taxes, as determined pursuant to a Final Determination, in respect of the Confectionery Transactions imposed on the DPS Group (or any member thereof) in excess of the sum of (A) the amount of Income Taxes for such Confectionery Transactions that were computed pursuant to clauses (i) and (ii), and (B) $22,194,000.
     “Person” shall mean any natural person, corporation, limited liability company, trust, estate, joint venture, association, company, partnership, governmental authority or other entity.
     “Post-Demerger Period” shall mean any taxable period beginning after the Demerger Date.

     “Pre-Demerger Period” shall mean any taxable period ending on or before the Demerger Date.
     “Specified Entity” shall mean each of the entities as set forth on Schedule F.
     “Straddle Period” shall mean any taxable period that begins on or before and ends after the Demerger Date. For avoidance of doubt, the term Straddle Period shall include the Tax year of the affiliated group within the meaning of Code section 1504(a) that includes CSAI and the ATOB DPS Entity as members that begins in January 2008 and ends in December 2008 or otherwise after the Demerger Date.
     “Subsidiary” shall have the meaning set forth in the Separation Agreement.
     “Tax” or “Taxes” shall mean any and all federal, state, local, foreign duties or other taxes imposed by a Taxing Authority in the United States, United Kingdom, Canada, the Netherlands or Mexico or any other jurisdiction, including any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental or other tax or duty, together with any interest, penalty, addition to tax or other additional amount imposed by a Taxing Authority.
     “Taxing Authority” shall mean any governmental authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition of any Tax.
     “Tax Benefit Attribute” shall mean any net operating loss (including carrybacks and carryforwards), credit, refund, deduction, depreciation, amortization, allowance or other item that can be used to reduce or offset a Tax liability.
     “Tax Proceeding” shall mean any Tax audit, examination, dispute or proceeding (whether administrative, judicial or contractual).
     “Tax Return” shall mean any Tax return, statement, report, form, election, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any Taxing Authority.
     “Transition Services Agreement” shall mean the agreement entered into by Cadbury and DPS, dated as of May 1, 2008, in respect of certain services (including Tax, accounting and legal services) to be provided by the Cadbury Group to the DPS Group for an interim period beginning after the Demerger Date.
     “Underpayment Rate” shall mean the underpayment rate as set forth in Code section 6621.
          (b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable

Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions), in comparable provisions of applicable Tax law or in the Ruling or Separation Agreement. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and (v) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
     2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Cadbury Group and any member of the DPS Group shall be or shall have been terminated upon the consummation of the Demerger. Upon the consummation of the Demerger, neither the members of the DPS Group nor the members of the Cadbury Group shall have any further rights or liabilities with respect to such Tax agreements or arrangements, and this Agreement shall be the sole Tax sharing agreement and arrangement between the members of the DPS Group and the members of the Cadbury Group. CS and DPS shall act in good faith in the performance of this Agreement.
     3. Tax Return Filing.
          (a) (i) For Pre-Demerger Periods, to the extent the Income Tax Returns have not been filed on or before the Demerger Date, and, to the extent provided in this Section 3(a)(i), for Straddle Periods, CS shall prepare or cause to be prepared and shall deliver to DPS for timely filing and DPS shall timely file (or review if a member of the Cadbury Group is permitted under applicable Tax law to file the relevant Income Tax Return) the following Income Tax Returns for the DPS Group and its members: (A) U.S. federal, state and local Income Tax Returns (separate and consolidated, combined, unitary or other group Income Tax Returns) other than for Straddle Periods, and (B) all other non-U.S. Income Tax Returns for the DPS Group (including the Netherlands) except for Income Tax Returns of any subsidiary organized in Mexico of Bebidas Americas Investments B.V., a Dutch entity (“BAI BV”) and Canadian federal and provincial Income Tax Returns for CDMI (collectively, those Income Tax Returns prepared by CS are referred to as “DPS Transition Returns”). For the avoidance of doubt, the preparation of any consolidated, combined, unitary or other group Tax Return of the Cadbury Group that includes or reflects a Beverage Entity as a member shall be governed by Section 3(c). Any and all out-of-pocket expenses incurred in preparing a DPS Transition Return for a Pre-Demerger Period shall be for the account of CS. Any and all out-of-pocket expenses incurred by CS in preparing a DPS Transition Return for a Straddle Period shall be for the account of DPS and DPS shall reimburse CS within 45 days of DPS’ receipt of a written invoice from CS setting forth the amount of such expenses.

               (ii) CS shall provide DPS with a copy of any completed DPS Transition Return at least 30 days prior to the due date (including any extensions) for the filing of such DPS Transition Return, in the case of a Pre-Demerger Period, and at least 45 days prior to the due date (including any extensions) for the filing of such DPS Transition Return, in the case of a Straddle Period. DPS shall have the right to review, comment on and propose amending any items set forth on such DPS Transition Return except to the extent relating to a Confectionery Entity or Confectionery Transaction or other transaction or item that is the subject of a previously issued opinion (or substantially equivalent written advice) described in Section 3(d); provided that DPS will notify CS in writing of any proposed changes to such DPS Transition Return at least 20 days prior to the due date of such DPS Transition Return. In the event that, subject to Section 3(d), DPS disputes the treatment by CS on a DPS Transition Return of a Confectionery Entity or Confectionery Transaction that is not the subject of a previously issued opinion (or substantially equivalent written advice) described in Section 3(d) or CS disputes any other proposed change by DPS to any such DPS Transition Return, CS or DPS, as the case may be, will provide the disputing party with an opinion (or substantially equivalent written advice) of a law firm or accounting firm of internationally recognized standing and expert in the Tax matters at issue, reasonably acceptable to the disputing party, supporting the treatment by CS or the proposed change by DPS, as the case may be, on no less than a “more likely than not” basis. The fees and expenses of such law firm or accounting firm, as well as the fees and expenses of the accounting firm for revising the applicable DPS Transition Return(s) to reflect such proposed change, shall be borne by the disputing party. For the avoidance of doubt, no changes to a DPS Transition Return may be made or proposed by DPS with respect to any Confectionery Entity or any Confectionery Transaction so long as DPS has been provided with an opinion (or substantially equivalent written advice) of a law firm or accounting firm pursuant to this Section 3(a) or Section 3(d).
               (iii) DPS shall prepare or cause the relevant members of the DPS Group to prepare, in a manner consistent with the past practices of the relevant members of the DPS Group, Tax work paper preparation packages necessary to enable CS to prepare the DPS Transition Returns described in this Section 3(a) and such packages shall be delivered to CS (i) at least 90 days prior to the due date of DPS Transition Returns for Pre-Demerger Periods, (ii) no later than 10 days prior to the due date for estimated and other periodic Income Tax Returns filed during or within 30 days after the Straddle Periods, and (iii) within 90 days of the end of the relevant taxable year of the relevant members of the DPS Group with respect to other DPS Transition Returns for Straddle Periods.
               (iv) DPS shall pay, or cause to be paid, and shall be responsible for, any and all Taxes shown as due or otherwise reported on, any DPS Transition Return; provided that CS shall pay, or cause to be paid, and shall be responsible for (A) Incremental DPS Group Taxes, and (B) Taxes imposed on a Confectionery Entity, in each case, shown as due or otherwise reported on any DPS Transition Return; provided further that such Confectionery Entity is not a pass-through or other fiscally transparent entity for Tax purposes.
          (b) (i) DPS shall, at its expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the DPS Group (or any member thereof) for Pre-Demerger and Straddle Periods that are not filed as of the Demerger Date and that are not described in Section 3(a), including, for the avoidance of doubt, any (A) U.S. federal, state and local Income Tax

Returns (separate and consolidated, combined, unitary or other group Income Tax Returns) for Straddle Periods, (B) Canadian federal and provincial Income Tax Returns for CDMI, and (C) Income Tax Returns of any subsidiary of BAI BV; provided that in the case of Income Tax Returns described in clause (A) of this Section 3(b)(i), DPS shall engage and employ the same accounting firm to prepare such Tax Returns that CS uses for the preparation of the DPS Transition Returns. With respect to a Confectionery Entity or a Confectionery Transaction or other transaction or item that is the subject of a previously issued opinion (or substantially equivalent written advice) described in Section 3(d), or to the extent that the treatment of a Confectionery Entity or a Confectionery Transaction or other transaction or item was determined pursuant to the dispute resolution procedures involving obtaining an opinion (or substantially equivalent written advice) of a law firm or accounting firm of internationally recognized standing and expert in the Tax matters at issue set forth in Section 3(a), the DPS Group shall prepare the Tax Returns described in this Section 3(b) consistently with the conclusions set forth in such opinions (or substantially equivalent written advice).
               (ii) DPS shall provide CS with a copy of any completed Tax Return described in this Section 3(b) for CS’ review, comment and approval at least 30 days prior to the due date (including any extensions) for the filing of such Tax Return, in the case of a Pre-Demerger Period, and at least 45 days prior to the due date (including any extensions) for the filing of such Tax Return, in the case of a Straddle Period. DPS shall reflect on such Tax Return any comments provided by CS (including in respect of the treatment of any Confectionery Entity or Confectionery Transaction) within 10 days following CS’ receipt of the Tax Return; provided that, except to the extent relating to a Confectionery Entity or Confectionery Transaction or other transaction or item that is the subject of a previously issued opinion (or substantially equivalent written advice) described in Section 3(a) or Section 3(d), if DPS disputes any comments provided by CS, the dispute resolution procedures involving obtaining an opinion (or substantially equivalent written advice) set forth in Section 3(a) shall apply; provided, further, that, for the avoidance of doubt, DPS shall not make any changes to a Tax Return described in this Section 3(b) with respect to any Confectionery Entity or Confectionery Transaction or other transaction or item so long as DPS has been provided with an opinion (or substantially equivalent written advice) of a law firm or accounting firm pursuant to Section 3(a) or Section 3(d) unless there has been a material change in applicable Tax law as described in Section 3(d).
               (iii) DPS shall pay, or cause to be paid, and shall be responsible for, any and all Taxes due or required to be paid with respect to, or required to be reported on, any Tax Returns described in this Section 3(b); provided that CS shall pay, or cause to be paid, and shall be responsible for (A) Incremental DPS Group Taxes, and (B) Taxes imposed on a Confectionery Entity, in each case, shown as due or otherwise reported on any Tax Returns described in this Section 3(b); provided further that such Confectionery Entity is not a pass-through or other fiscally transparent entity for Tax purposes.
               (iv) The parties acknowledge and agree that to the extent that the aggregate Income Taxes of the DPS Group in respect of the Confectionery Transactions shown as due on the DPS Transition Returns and the Tax Returns described in this Section 3(b), as prepared in accordance with this Section 3 (including Section 3(d)(ii)) and originally filed, is less than $22 million, DPS shall pay to CS an amount equal to such difference within 5 days of the latest due date for timely filing of the Tax Returns of the DPS Group described in this Section 3(b)(iv) (including valid extensions obtained).
          (c) CS shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for the Cadbury Group that are filed after the Demerger Date, including Tax Returns for the Confectionery Entities other than Tax Returns that include the Confectionery Entities and that are prepared pursuant to Section 3(a) or 3(b). CS shall pay, or cause to be paid, and shall be responsible for, any Taxes shown as due or otherwise reported on, any Tax Returns described in this Section 3(c); provided that DPS shall pay, or cause to be paid, and shall be responsible for, Taxes imposed on a Beverage Entity shown as due or otherwise reported on any Tax Returns described in this Section 3(c); provided further that such Beverage Entity is not a pass-through or other fiscally transparent entity for Tax purposes.
          (d) (i) Tax Returns referred to in this Section 3 shall be prepared in a manner consistent with past Tax accounting practices used with respect to prior Tax Returns (taking into account any changes in applicable Tax law), in each case, as reasonably determined by the party preparing the Tax Return. All Tax Returns and Taxes referred to in this Section 3 shall be timely filed with and timely paid to the applicable Taxing Authority, and
               (ii) Notwithstanding anything to the contrary set forth in this agreement, the parties acknowledge and agree that, with respect to Confectionery Transactions and other transactions and items supported by the issuance to CS and/or one of its Subsidiaries by a law firm or accounting firm prior to the Demerger Date, of a no less than “more likely than not” opinion (or substantially equivalent written advice) supporting the Tax treatment thereof, the DPS Group will follow, adopt and fully support Income Tax reporting positions that are consistent with the conclusions in those opinions (or substantially equivalent written advice), in each case absent a material change in applicable Tax law after the Demerger Date, which change invalidates one or more of such conclusions and which change is confirmed in writing by independent, nationally recognized Tax counsel selected by CS and reasonably acceptable to DPS. Without limiting the foregoing, each member of the DPS Group will file (and support the filing by the Cadbury Group of) Tax Returns consistently with such positions and opinions (or substantially equivalent written advice), which Tax Returns do not include either (x) a Form 8275 (or the substantial equivalent form for state, local or foreign purposes) with respect to any such Confectionery Transaction or other transaction or item or (y) a Form 8886 (or the substantial equivalent form for state, local or foreign purposes) with respect to any such transaction or item. The DPS Group will promptly notify CS in writing of any legislation or other item that may represent such a material change in applicable Tax law. For the avoidance of doubt, the DPS Group acknowledges and agrees that, absent such a material change in applicable Tax law that is confirmed pursuant to this Section 3(d)(ii), with respect to any Confectionery Transaction or other transaction or item supported by the issuance to CS of a no less than “more likely than not” opinion (or substantially equivalent written advice), the DPS Group shall not procure the services of any law firm or accounting firm to issue an opinion (or substantially equivalent written advice) in respect of such Confectionery Transaction or other transaction or item that is inconsistent with the conclusions set forth in such opinion (or substantially equivalent written advice) or otherwise challenge the treatment of such Confectionery Transaction or other transaction or item.

          (e) The filing of any Tax Return not otherwise expressly dealt with in this Section 3 shall be filed by the Person who is responsible for filing such Tax Return under applicable Tax law and the payment of any Taxes shown as due or otherwise required to be reported on such Tax Returns shall be the responsibility of the Person who is primarily liable for such Taxes under applicable Tax law. In the case of a consolidated, combined, unitary or other group Tax Return, the member or other entity whose activity or operations generate the Taxes for which payment is due (computed on a stand alone basis) shall be treated as the Person who is primarily liable for such Taxes under applicable Tax Law for purposes of this Agreement.
     4. Carrybacks; Amended Tax Returns; Refunds; Transaction Costs; CDMI.
          (a) Notwithstanding anything to the contrary contained in this Agreement, (i) to the extent permitted under applicable Tax law, each member of the DPS Group shall take all actions required to waive any carryback period with respect to any Tax Benefit Attribute that arises or otherwise becomes available after the Demerger, and (ii) no member of the DPS Group shall amend any Income Tax Return for a Pre-Demerger Period or a Straddle Period (including, for the avoidance of doubt, for purposes of carrying back any Tax Benefit Attribute from a Post-Demerger Period to a Pre-Demerger Period or Straddle Period) without the prior written consent of CS (which consent shall not be unreasonably withheld). In the event that (A) CS consents to amending an Income Tax Return of the DPS Group, (B) a member of the DPS Group is not permitted under applicable Tax law to waive a carryback period in respect of a Tax Benefit Attribute and is required to carry back the Tax Benefit Attribute to a Pre-Demerger Period or Straddle Period, or (C) in the case of a Straddle Period, a Tax Benefit Attribute generated during the portion of the Straddle Period beginning after the Demerger Date reduces Taxes that were imposed during the portion of the Straddle Period ending on the Demerger Date (for this purpose, treating the two portions of the Straddle Period as separate taxable years), CS shall be entitled to any refund, credit or similar benefit (including by way of being allowable as an offset and any interest with respect thereto) that results from the actions referred to in clauses (A), (B) or (C) to the extent that any incremental Taxes or other costs are incurred by any member of the Cadbury Group and the excess, if any, shall be the property of the DPS Group; provided, however, that DPS will indemnify the Cadbury Group to the extent that the incremental Taxes or other costs incurred by the Cadbury Group pursuant to the CFC Legislation or otherwise exceeds the amount of the refund, credit or similar benefit.
          (b) Except as provided in Section 4(a), any refund of DPS Group Taxes (including by way of being allowable as an offset and any interest with respect thereto) shall be the property of the DPS Group and, if received by a member of the Cadbury Group, such refund shall promptly be paid over to DPS. Any refund of Cadbury Group Taxes and Incremental DPS Group Taxes (including by way of being allowable as an offset and any interest with respect thereto) shall be the property of the Cadbury Group and, if received by a member of the DPS Group, such refund shall promptly be paid over to CS. In the event of a subsequent disallowance by a Tax Authority of any refund that has been paid over to CS or DPS pursuant to this Section 4(b), CS or DPS, as the case may be, shall return such payment together with any applicable interest.
          (c) (i) Notwithstanding anything contained in Section 3 to the contrary, no later than 45 days following the Demerger Date, CS shall consult with DPS in respect of the Tax treatment by any member of the DPS Group of DPS Transaction Costs to be reflected on the IRS Form 1120 for CSAI and its U.S. Subsidiaries for the taxable year ending on December 31, 2007, and no later than 90 days prior to the timely filing of the IRS Form 1120 for the DPS Group for the taxable year that includes the Demerger Date and each taxable year thereafter, DPS shall consult with CS in respect of the Tax treatment by any member of the DPS Group of DPS Transaction Costs to be reflected in such IRS Form 1120 and subsequent IRS Form 1120s of the DPS Group. In the event that DPS disputes the proposed Tax treatment by CS of DPS Transaction Costs, CS, at the joint expense of DPS and CS, will provide DPS with an opinion (or substantially equivalent written advice) of a law firm or accounting firm of internationally recognized standing and expert in the Tax matters at issue, reasonably acceptable to DPS, supporting the Tax treatment of such DPS Transaction Costs on no less than a should basis. In respect of the taxable year ending on December 31, 2007, and each taxable year thereafter, DPS shall, in accordance with Section 4(c)(ii), make a payment to CS in an amount, if any, equal to 50% of the actual reduction in Taxes of, in the case of the taxable year ending on December 31, 2007, CSAI and its U.S. Subsidiaries and, in the case of the taxable year that includes the Demerger Date and each taxable year thereafter, the DPS Group (or any member thereof), in each case, determined on a with and without basis, for such taxable year resulting from the use of any Tax Benefit Attributes related to one or more DPS Transaction Costs.
               (ii) Within 10 days of the timely filing of the IRS Form 1120 for CSAI and its U.S. Subsidiaries for the taxable year that ends on December 31, 2007, and within 10 days of the timely filing of the IRS Form 1120 for the DPS Group (or corresponding successor Tax Return) for the taxable year that includes the Demerger Date and each taxable year thereafter, DPS shall (A) provide CS with an executed officer’s certificate setting forth in reasonable detail the amount of any actual reduction in Taxes described in Section 4(c)(i) for such taxable year, and (B) pay to CS the amount of such reduction in Taxes; provided that the DPS Group shall provide CS, in accordance with Section 8, access to any documents or other information that CS reasonably determines is necessary to confirm the statements set forth in the officer’s certificate and the amount of such payment. Any amount paid by DPS to CS pursuant to this Section 4(c)(ii) shall be adjusted to reflect any Final Determination with respect to the Tax treatment of DPS Transaction Costs and payments between CS and DPS to reflect any such adjustment shall be made as necessary within 10 days of such determination.
          (d) (i) If, on or prior to June 30, 2009, CS (or one or more of its Subsidiaries) notifies DPS (or one or more of its Subsidiaries) that a C Election will be made in respect of eligible capital property, DPS agrees to pay CS an amount equal to C$7,000,000 per year (each, an “Initial Tax Benefit Amount”) in respect of the calendar year that includes the Demerger Date and each of the next 9 succeeding calendar years, and an amount equal to C$20,250,000 (the “Final Tax Benefit Amount”) in respect of the 10th succeeding calendar year (such 10th succeeding calendar year, the “Final Year”) following the calendar year that includes the Demerger Date (such calendar years, in the aggregate, the “Applicable Period”) in accordance with the provisions of this Section 4(d). DPS and CS acknowledge and agree that the Initial Tax Benefit Amounts and the Final Tax Benefit Amount are based on a C Election that results in a cumulative eligible capital amount of C$420,000,000; provided that, to the extent that the actual amount of the resulting cumulative eligible capital amount is greater than or less than

C$420,000,000, the Initial Tax Benefit Amounts and the Final Tax Benefit Amount shall be proportionately adjusted (e.g., if the actual amount of the cumulative eligible capital amount is C$210,000,000, the Initial Tax Benefit Amounts and the Final Tax Benefit Amount would each be reduced by 50%); provided further that, to the extent that, pursuant to a Final Determination, the amount of the cumulative eligible capital amount is determined to be greater than or less than C$420,000,000, the Initial Tax Benefit Amounts and the Final Tax Benefit Amount shall be proportionately adjusted in a similar manner. Subject to this Section 4(d), an amount equal to each Initial Tax Benefit Amount, in the case of a calendar year in the Applicable Period (other than the Final Year), and, in the case of the Final Year, the Final Tax Benefit Amount, shall be paid by DPS to CS (or a Subsidiary of CS pursuant to Section 4(e)) within 30 days of the due date for the timely filing of the Canadian federal Income Tax Return for CDMI (or its successors) or, if no longer CDMI, that of the principal Subsidiary of DPS organized or doing business in Canada, for the taxable year that ends on the close of or in such calendar year (the “Canadian Tax Return”) but in no event shall the payment by DPS to CS of each Initial Tax Benefit Amount and, in the case of the Final Year, the Final Tax Benefit Amount, be made later than September 1st of the each succeeding calendar year beginning in 2009.
               (ii) Notwithstanding Section 4(d)(i), the full amount of the Initial Tax Benefit Amount in respect of a calendar year in the Applicable Period (other than the Final Year) and, in the case of the Final Year, the Final Tax Benefit Amount shall be paid by DPS only if the gross revenues (computed without taking into account discounts) of CDMI (or its successors) and any other Subsidiaries of DPS organized or doing business in Canada (including their branches) for such calendar year or Final Year, as applicable, determined in accordance with Canadian generally accepted accounting principles (the “Actual Gross Revenues Amount”) equals or exceeds C$200,000,000 (the “Threshold Gross Revenues Amount”); provided that the Actual Gross Revenues Amount for the Final Year shall be increased by an amount equal to the Excess Actual Gross Revenues Amount (as defined below); provided, further, that if CDMI (or its successors) or one or more such Subsidiaries of DPS (including their branches) sells or otherwise transfers a substantial portion of its assets to any Person (other than another Subsidiary of the DPS Group), CS and DPS shall negotiate in good faith to proportionately adjust the Threshold Gross Receipts Amount for the calendar year in which the sale or transfer occurs and subsequent calendar years to reflect such sale or transfer. The “Excess Actual Gross Revenues Amount” shall be an aggregate amount equal to the total amount, if any, by which the Actual Gross Revenues Amount for each calendar year during the Applicable Period (other than the Final Year) exceeds C$200,000,000, less any Actual Gross Revenues Amount in excess of C$200,000,000 for a calendar year that was used in calendar years prior to the Final Year to increase the amount payable to CS pursuant to Section 4(d)(iii) in respect of any carryforwards of Initial Tax Benefit Amounts.
               (iii) In respect of each of the 11 calendar years included in the Applicable Period, DPS shall, within 10 days of the timely filing of the Canadian Tax Return for the taxable year that ends on the close of or in each such calendar year but in no event later than August 1st of the next succeeding calendar year, provide CS with an executed officer’s certificate (A) stating the Actual Gross Revenues Amount and (B) setting forth in reasonable detail the determination that the Actual Gross Revenues Amount is either greater than or less than the Threshold Gross Receipts Amount; provided that, DPS shall provide CS, in accordance with

Section 8, access to any documents or other information that CS reasonably determines is necessary to confirm the statements set forth in the officer’s certificate. If the Actual Gross Revenues Amount is less than the Threshold Gross Revenues Amount for a calendar year in the Applicable Period other than the Final Year, (A) the amount of the Initial Tax Benefit Amount payable by DPS for such calendar year shall be proportionately reduced (e.g., if the Actual Gross Revenues Amount for a calendar year is C$100,000,000, the amount of the Initial Tax Benefit Amount currently required to be paid by DPS to CS in respect of such calendar year would be reduced by 50%), and (B) the portion of the Initial Tax Benefit Amount not required to currently be paid shall be carried forwarded and added to the Initial Tax Benefit Amount or the Final Tax Benefit Amount, as applicable, that is due in respect of the next succeeding calendar year in the Applicable Period and shall be payable in accordance with this Section 4(d)(iii). Any remaining amount of an Initial Tax Benefit Amount not paid pursuant to the limitation described in the preceding sentence shall be carried forward and shall be paid in respect of the first succeeding calendar year in the Applicable Period in which the Actual Gross Revenues Amount is more than C$200,000,000 but, except with respect to the Final Year, only to the extent of the excess Initial Tax Benefit Amount for such calendar year determined on a proportionate basis to the Actual Gross Revenues Amount (e.g., if the Actual Gross Revenues Amount is C$400,000,000 for a calendar year and the Initial Tax Benefit Amount (not including carryforwards) is C$7,000,000, then up to C$7,000,000 of carried forward Initial Tax Benefit Amounts shall be due and payable along with the amount of the Initial Tax Benefit Amount for such calendar year). With respect to the Final Year, (A) if the Actual Gross Revenues Amount plus any Excess Actual Gross Revenues Amount exceed the Threshold Gross Revenues Amount, the Final Tax Benefit Amount and any carried forward Initial Tax Benefit Amounts shall be paid in full by DPS to CS, and (B) if the Actual Gross Revenues Amount plus any Excess Actual Gross Revenues Amount is less than the Threshold Gross Revenues Amount the amount of the aggregate of the Final Tax Benefit Amount and any carried forward Initial Tax Benefit Amounts that is required to be paid in full by DPS to CS shall be reduced on a proportionate basis and the amount of the reduction shall be ratably allocated over the next 5 succeeding calendar years and shall be computed on a present value basis using a discount rate equal to the rate on 5-year U.S. Treasury securities (in effect at the time of the computation) plus 4% and the aggregate amount so computed shall be paid by DPS to CS on the payment date for the Final Year (as set forth in Section 4(d)(i)) (e.g., if, in the Final Year, the Actual Gross Revenues Amount plus any Excess Actual Gross Revenues Amount is C$100,000,000 and the total amount of the Final Tax Benefit Amount and the carried forward Initial Tax Benefit Amounts are C$40,000,000, then C$20,000,000 is required to be paid in full and the remaining C$20,000,000 would be ratably allocated over the next five years and subject to the net present value computation described above and such computed amount, together with the C$20,000,000, would be paid by DPS and CS in respect of the Final Year).
               (iv) Notwithstanding Sections 4(d)(i), (ii) and (iii), to the extent that (A) a substantial portion of the assets of CDMI (or its successors) or one or more other Subsidiaries of DPS organized or doing business in Canada (including their branches) is sold or otherwise transferred to any Person (other than another Subsidiary of the DPS Group) during the Applicable Period and the proceeds of such sale or transfer (or a portion thereof) are applied to reduce the cumulative eligible capital account that is created by the C Election described in this Section 4(d), an amount equal to the reduction in such capital account multiplied by the applicable Canadian tax rate in effect for the calendar year in which the sale or transfer occurs shall be paid by DPS to CS within 30 days of the closing of the sale or transfer and the parties shall negotiate in good faith to determine the appropriate reductions in the Initial Tax Benefit Amount for such calendar year and subsequent calendar years and the Final Tax Benefit Amount, or (B) the stock, or substantially all of the assets, of CDMI (or its successors) or one or more other Subsidiaries of DPS organized or doing business in Canada (including their branches) is sold or otherwise transferred to any Person (other than another Subsidiary of the DPS Group) during the Applicable Period, the remaining Initial Tax Benefit Amounts and the Final Tax Benefit Amount shall be computed on a present value basis using a discount rate equal to the rate on 5-year U.S. Treasury securities (in effect at the time of the computation) plus 4% and the aggregate computed amount shall be paid by DPS to CS within 30 days of the closing of the sale or transfer.
               (v) CS and DPS acknowledge and agree that on or before each of the 5th and 7th anniversaries of the Demerger Date, CS and DPS shall negotiate in good faith to determine a payment by DPS to CS that terminates any remaining Initial Tax Benefit Amounts and the Final Tax Benefit Amount that would be payable by DPS pursuant to and subject to the limitations of this Section 4(d); provided that, for the avoidance of doubt, if an agreement is not reached by CS and DPS, the provisions of this Section 4(d) shall continue to apply in accordance with their terms.
               (vi) DPS acknowledges and agrees that the DPS Group (and any member thereof as required by applicable Tax law) shall make a timely election pursuant to Code section 338(g) in respect of the acquisition of stock of CDMI from the Cadbury Group and shall timely file all corresponding IRS Forms required to be filed with the IRS in connection with the Code section 338(g) election and, except pursuant to a Final Determination, the DPS Group shall not take any action inconsistent with the Code section 338(g) election and the step-up in Tax basis of the assets of CDMI in respect of any Tax Return, audit or other proceeding or otherwise. For the avoidance of doubt, the treatment and reporting of the Code section 338(g) election in respect of CDMI on the IRS Form 1120 for the DPS Group for the taxable year that includes the Demerger Date shall be governed by this Section 4(d)(vi) and Section 3(b)(ii).
               (vii) In the event that, pursuant to a Final Determination, it is determined that CDMI was not entitled, pursuant to the Code section 338(g) election described in Section 4(d)(vi) or otherwise, to step-up the Tax basis of its assets to their respective values at the time of their acquisition by CDMI for U.S. federal income tax purposes in connection with the transfer of such assets from CBCI to CDMI and/or the various transactions pursuant to which the stock of CDMI was sold to the DPS Group prior to, and in connection with the Demerger, CS shall (i) repay to DPS the actual amounts of any Initial Tax Benefit Amounts or Final Tax Benefit Amount previously paid to CS pursuant to Section 4(d) and, for the avoidance of doubt, no further Initial Tax Benefit Amounts or Final Tax Benefit Amount shall be required to be paid by DPS to CS pursuant to this Section 4(d), and (ii) indemnify and hold the DPS Group harmless against any interest and penalties charged by the IRS pursuant to the Final Determination that are attributable to incremental U.S. federal income taxes, if any, that the DPS Group is required to pay in respect of previous distributions from CDMI as a result of recomputing the earnings and profits of CDMI for U.S. federal income tax purposes to reflect the disallowance of the step-up adjustment of the Tax basis of the assets of CDMI; provided that, for the avoidance of doubt, CS, pursuant to and in accordance with the provisions of Section 9(b), shall have full control over any Tax Proceeding relating to or involving the Tax basis step-up or adjustment thereto in respect of the assets of CDMI for U.S. federal income tax purposes.
          (e) If requested by CS, DPS agrees to make any payment due under Section 4(c) or 4(d) to a Subsidiary of CS. In the event that a payment from DPS to CS (or one or more of its Subsidiaries) pursuant to Section 4(c) or 4(d) is subject to Tax deductions or withholdings under applicable Tax law or any Taxes are imposed on CS (or one or more of its Subsidiaries) in respect of such payment, DPS shall not be required to increase the payment or otherwise provide a gross-up to CS (or one or more of its Subsidiaries); provided that DPS agrees to cooperate with CS and to use commercially reasonable efforts (to the extent such efforts will not result in materially adverse consequences to the DPS Group (or any member thereof)) to mitigate or avoid any applicable Tax deductions or withholdings or other Taxes imposed.
     5. Representations and Covenants of DPS.
          (a) DPS, on behalf of the DPS Group, represents that as of the date hereof, and covenants that on the Demerger Date, there is no plan or intention by the DPS Group to:
               (i) liquidate DPS or merge or consolidate DPS or the ATOB DPS Entity with any other Person or sell, issue or otherwise dispose of, directly or indirectly, the ATOB DPS Entity or any equity interest, or an instrument convertible into an equity interest, in the ATOB DPS Entity;
               (ii) take any action inconsistent with the written statements and representations furnished to the IRS in connection with the Ruling Request or set forth by the IRS in the Ruling;
               (iii) repurchase stock of DPS in a manner contrary to the requirements of IRS Revenue Procedure 96-30, as modified by IRS Revenue Procedure 2003-48, or in a manner contrary to the representations set forth by the IRS in the Ruling;
               (iv) issue any class of nonvoting stock of DPS; and
               (v) fail to preserve and maintain the separate legal existence, entity classification for Tax purposes and ownership structure of the Specified Entities (other than a Specified Entity that is listed as the predecessor of another Specified Entity on Schedule F), in each case, as in effect on the Demerger Date.
          (b) DPS covenants to CS that, without either (i) the prior written consent of CS, (ii) a supplemental private letter ruling issued by the IRS with respect to the Ruling Request, based upon a request for supplemental private letter ruling filed with the prior written consent of CS, or (iii) an unqualified written opinion of nationally recognized Tax counsel selected by DPS and acceptable to CS in its sole discretion exercised in good faith (in the case of (iii), such opinion shall be satisfactory to CS in its sole discretion exercised in good faith):

               (i) throughout the twelve-month period following the Demerger Date, neither DPS nor the ATOB DPS Entity will liquidate, merge or consolidate with any other Person, DPS will continue to wholly-own the ATOB DPS Entity and no member of the DPS Group will sell, issue or otherwise dispose of, directly or indirectly, any equity interest, or an instrument convertible into an equity interest, in the ATOB DPS Entity;
               (ii) following the Demerger, the DPS Group will, for a minimum of twelve months, continue the conduct of Active Business;
               (iii) throughout the twelve-month period following the Demerger Date, DPS will not issue any class of nonvoting stock of DPS;
               (iv) DPS will not, nor will it permit any member of the DPS Group to, take any action inconsistent with the written statements and representations furnished to the IRS in connection with the Ruling Request or set forth by the IRS in the Ruling;
               (v) throughout the two-year period following the Demerger Date, DPS will not repurchase stock of DPS in a manner contrary to the requirements of IRS Revenue Procedure 96-30, as modified by IRS Revenue Procedure 2003-48, or in a manner contrary to the representations set forth in the Ruling;
               (vi) on or after the Demerger Date, except as otherwise provided by this Agreement and except for the transactions listed on Schedule G, DPS will not, nor will it permit any member of the DPS Group to (A) make or change any accounting method or amend any Tax Return, or (B) take any Tax position on an Income Tax Return that is outside the ordinary course of business or inconsistent with past practice, in each case, that results in an increased Tax liability or a reduction of Tax Benefit Attributes of the Cadbury Group or any member thereof in respect of any Pre-Demerger Period or Straddle Period including pursuant to the CFC Legislation; and
               (vii) DPS will preserve and maintain the separate legal existence, entity classification for Tax purposes and ownership structure of the Specified Entities (other than a Specified Entity that is listed as the predecessor of another Specified Entity on Schedule F), in each case, as in effect on the Demerger Date, until after the calendar year that includes the second anniversary of the Demerger Date.
          (c) DPS agrees that, regardless of whether CS consents to, or DPS receives a private letter ruling from the IRS or an opinion of Tax counsel with respect to, any action referred to in Section 5(b), CS is to have no liability for any Taxes or Damages (including pursuant to any indemnification obligations under this Agreement) resulting from any such action and DPS agrees to indemnify and hold harmless the Cadbury Group against any such Taxes or Damages including Damages of the Cadbury Group relating to Taxes of shareholders of Cadbury and/or DPS incurred as a result of such actions. DPS shall also bear all reasonable out-of-pocket costs incurred by CS in connection with obtaining any private letter ruling from the IRS or an opinion of Tax counsel or in connection with CS’ determination of whether or not to grant any written consent required under Section 5(b).

     6. Indemnities.
          (a) Subject to the provisions of this Section 6, CS and each member of the Cadbury Group will jointly and severally indemnify DPS and the members of the DPS Group against, and hold them harmless from and shall pay any:
               (i) Cadbury Group Taxes;
               (ii) Incremental DPS Group Taxes (except for any Incremental DPS Group Taxes that are attributable to actions taken by a member of the DPS Group after the Demerger Date other than actions that CS has expressly consented to in writing or actions taken pursuant to a Final Determination or required by this Agreement);
               (iii) Taxes of a member of the Cadbury Group for which a member of the DPS Group is responsible for (A) under Treasury Regulation 1.1502-6 (or similar provision of U.S. state or local or non-U.S. Tax law) solely as a result of such member of the DPS Group being or having been included in a Tax Return with any member of the Cadbury Group or otherwise joining in a fiscal unity or other combined group, or (B) as a consequence of the failure of any member of the Cadbury Group to discharge a liability for Tax for which a member of the Cadbury Group is primarily liable under applicable Tax law or (C) because a member of the DPS Group acted as a representative of a group of companies to the extent that the DPS Group Tax liability would have been a liability of a member of the Cadbury Group if the relevant member of the DPS Group did not act as representative;
               (iv) Damages resulting from or that are otherwise attributable to a breach by CS or any member of the Cadbury Group of any covenant made by CS in this Agreement; and
               (v) Out-of-pocket legal, accounting or similar expenses resulting from the imposition, assessment or assertion of any Taxes or Damages indemnified against and described in (i), (ii), (iii) or (iv), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Taxes or Damages.
          (b) Subject to the provisions of this Section 6, DPS and each member of the DPS Group will jointly and severally indemnify CS and the members of the Cadbury Group against, and hold them harmless from and shall pay any:
               (i) DPS Group Taxes (other than Incremental DPS Group Taxes);
               (ii) Taxes of a member of the DPS Group for which a member of the Cadbury Group is responsible for (A) under Treasury Regulation 1.1502-6 (or similar provision of U.S. state or local or non-U.S. Tax law) solely as a result of such member of the Cadbury Group being or having been included in a Tax Return with any member of the DPS Group or otherwise joining in a fiscal unity or other combined group, or (B) as a consequence of the failure of any member of the DPS Group to discharge a liability for Tax for which a member of the DPS Group is primarily liable under applicable Tax law or (C) because a member of the Cadbury Group acted as a representative of a group of companies to the extent that the Cadbury

Group Tax liability would have been a liability of a member of the DPS Group if the relevant member of the Cadbury Group did not act as a representative;
               (iii) Damages resulting from or that are otherwise attributable to a breach by DPS or any member of the DPS Group of any representation set forth in Section 5 or any covenant made by DPS in this Agreement (including Section 5), including Damages of the Cadbury Group relating to Taxes of shareholders of Cadbury and/or DPS incurred as a result of such breach;
               (iv) Taxes of or otherwise imposed on CBCI in respect of transactions or operations in the ordinary course of business for taxable periods (or portions thereof) ending on or prior to December 31, 2007; and
               (v) Out-of-pocket legal, accounting or similar expenses resulting from the imposition, assessment or assertion of any Taxes or Damages indemnified against and described in (i), (ii), (iii) or (iv), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Taxes or Damages.
          (c) (i) For purposes of this Section 6, (A) to the extent that a Confectionery Entity was included in a Tax Return of the DPS Group or a Beverage Entity was included in a Tax Return of the Cadbury Group, as the case may be, the Taxes of the Confectionery Entity or the Beverage Entity shall be computed on a stand-alone basis taking into account as an offset any Taxes (including estimated) paid on account of such Confectionery Entity or Beverage Entity prior to the Demerger Date, and (B) in the case of a Confectionery Entity or Beverage Entity that is a pass-through or other fiscally transparent entity for Tax purposes, the pass-through or other fiscally transparent status of such entity shall be respected so that the Taxes, including Taxes resulting from a Tax adjustment or other change in respect of such entity shall, pursuant to applicable Tax law, be treated as imposed on the members (or other equityholders) of the Confectionery Entity or Beverage Entity and nothing in this Agreement shall be read to require indemnification of such entity on account of such Taxes (including an adjustment to such Taxes) on the grounds that such Taxes (or adjustment) are Taxes of such entity (as opposed to its members).
               (ii) As a supplement to, but without duplication of the rights and obligations provided in Section 6(a), if, pursuant to a Final Determination in respect of a Pre-Demerger Period of Cadbury Adams USA LLC, there is an adjustment in respect of Cadbury Adams USA LLC that results in (A) an increase to DPS Group Taxes, computed on a with and without basis in respect of such adjustment, CS shall pay to DPS an amount equal to such increase in DPS Group Taxes, or (B) a decrease to DPS Group Taxes, computed on a with and without basis in respect of such adjustment, DPS shall pay to CS an amount equal to such decrease in DPS Group Taxes. Any payment required to be made pursuant to this Section 6(c)(ii) shall be made within 10 days of the Final Determination in respect of the adjustment.
               (iii) Notwithstanding Sections 6(a) and 6(b), except as provided in Section 6(c)(ii), neither the DPS Group nor the Cadbury Group shall be required to indemnify the other party against a loss or reduction of a Tax Benefit Attribute arising as a result of an amended Tax Return, audit, agreed determination or other adjustment, claim or decision in respect of a Pre-

Demerger Period or a Straddle Period. For the avoidance of doubt, the parties acknowledge and agree that the Cadbury Group is not representing or warranting to the amount of any Tax basis in respect of the DPS Group or its members or assets.
          (d) Notwithstanding anything to the contrary contained in this Agreement, the DPS Group or the Cadbury Group, as the case may be, shall not be liable for any Taxes or Damages pursuant to this Section 6 if the Damages and Taxes for which indemnification is being claimed pursuant to this Section 6 do not exceed the amount of $350,000 for (i) a single claim, or (ii) related claims involving one or more jurisdictions and arising out of the same or similar facts.
          (e) The DPS Group and the Cadbury Group shall discharge their respective obligations under Section 6, by paying the relevant amount no later than 5 days after (i) the due date of the applicable estimated or final Tax Return of the Cadbury Group or the DPS Group for a Pre-Demerger Period or Straddle Period, as the case may be, that reports an amount of Tax that is indemnified against under this Agreement, (ii) an agreement between CS and DPS that a payment is due or (iii) a Final Determination in respect of the relevant Tax matter or a final decision in respect of another amount indemnified against; provided that, in the case of a written Tax assessment or other similar written claim from a Taxing Authority that is required to be paid prior to contesting such Tax assessment or claim, payment under this Section 6(e) shall be due no later than 5 days prior to the due date for payment of such Tax assessment. Any indemnification payment for Taxes pursuant to this Agreement shall be made in the currency of the jurisdiction that imposes the Taxes indemnified against. Any indemnification payment made pursuant to this Section 6 will be treated as a contribution to DPS or CSAI, or as a distribution from DPS or CSAI to CS or Cadbury or other type of payment as is consistent with applicable Tax law, occurring immediately prior to and in connection with the Demerger, and shall be paid free and clear of any Tax deduction or withholding. The parties agree to use commercially reasonable efforts (to the extent such efforts will not result in materially adverse consequences to a party) to mitigate or avoid such Tax deductions or withholdings.
          (f) (i) Any indemnification payment made pursuant to this Section 6 or Article VII of the Separation Agreement shall, subject to this Section 6(f), be (A) decreased by the amount of any net Tax benefit (including, to the extent provided in Section 6(f)(ii), an increase to Tax basis) realized by the indemnified party (including the consolidated, combined, unitary or other Tax group of which the indemnified party is a member) arising in connection with the accrual, incurrence or payment of the amount indemnified against, and (B) increased by the amount of any net Tax cost incurred (including a gross-up for any amounts required to be deducted or withheld from the indemnity payment under applicable Tax law) by the indemnified party (including the consolidated, combined, unitary or other Tax group of which the indemnified party is a member) arising in connection with the accrual or receipt of any indemnification payment pursuant to this Section 6 or such Article VII.
               (ii) In computing the amount of any net Tax benefit or net Tax cost, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising in connection with the accrual, incurrence or payment of any indemnifiable amount or arising in connection with the accrual or receipt of any indemnification payment pursuant to this Section 6 or Article VII of the Separation Agreement.

For these purposes, an indemnified party shall be deemed to have “realized” a net Tax benefit or “incurred” a net Tax cost to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is reduced below or increased above, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for incurrence or payment of the indemnifiable amount or the receipt of the indemnity payment; provided that the parties acknowledge and agree that in the event that the net Tax benefit includes an increase in Tax basis (A) in respect of an asset for which amortization, depreciation or similar deductions are allowable, the parties shall compute such net Tax benefit on a present value basis using a discount rate equal to the rate on 5-year U.S. Treasury securities (in effect at the time the parties are computing the applicable net Tax benefit) plus 4%; provided, however, that if the present value of the net Tax benefit exceeds $20 million then until the net present value of the unrealized net Tax benefit does not exceed $20 million, the indemnified party shall make periodic reimbursements to the indemnifying party in respect of such net Tax benefit to the extent that such net Tax benefit is “realized” by the indemnified party (as determined pursuant to the general principles of this Section 6(f)(ii)), or (B) in respect of an equity interest or other asset for which amortization, depreciation or similar deductions are not allowable, the amount of the indemnification payment shall be subject to adjustment on account of such increase in Tax basis only if a net Tax benefit in respect of such increase to Tax basis is realized prior to or within the 5-year period following the later of the end of the calendar year in which the indemnity payment is made or in which there is a Final Determination with respect to the matter indemnified against in accordance with Section 6(f)(iii). The parties shall make any adjusting payment between each other as is required pursuant this Section 6(f) within 10 days of the date an indemnified party is deemed to have realized a net Tax benefit or incurred a net Tax cost. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the indemnified party’s liability for Taxes. Payments between the indemnified party and the indemnifying party to reflect any such adjustment shall be made as necessary within 10 days of such determination. For the avoidance of doubt, in computing the amount of Incremental DPS Group Taxes indemnified against, any Tax Benefit Attribute that becomes available to the DPS Group (or any member thereof) as a result of the additional Income Taxes imposed in respect of a Confectionery Transaction shall be taken into account when realized (as determined pursuant to the principles of this Section 6(f)) and shall reduce the amount of Incremental DPS Group Taxes indemnified against under Section 6(a).
               (iii) The parties acknowledge and agree that in the event that, pursuant to this Section 6(f), there is a net Tax benefit that includes an increase in Tax basis in respect of an equity interest or other asset for which amortization, depreciation or similar deductions are not allowable, DPS shall, on an annual basis during the applicable 5-year period set forth in Section 6(f)(ii), provide CS with an executed officer’s certificate, satisfactory to CS in its reasonable discretion, specifying in reasonable detail whether or not the DPS Group realized a net Tax benefit in respect of such increase in Tax basis; provided that if the asset disposition occurs, or the Tax basis benefit is otherwise realized in respect of a taxable period, prior to such 5-year period, DPS shall provide CS with such an executed officer’s certificate within 10 days of the event (including a Final Determination) in respect of which the Tax basis was increased and the net Tax benefit was realized; provided further that the DPS Group shall provide CS, in accordance with Section 8, access to any documents or other information that CS reasonably determines is necessary to confirm the statements set forth in any officer’s certificate provided pursuant to this Section 6(f)(iii). In the event that the DPS Group realizes a net Tax benefit in respect of such an increase in Tax basis in respect of a taxable period prior to or during the first year of the applicable 5-year period, DPS shall pay to CS an amount equal to 50% of such net Tax benefit and, if such a net Tax benefit is realized during any succeeding year of such 5-year period, the amount that DPS is required to pay CS shall decrease by 5% each year so that the payment would be 30% of the next Tax benefit if realized during the fifth year of the 5-year period. For the avoidance of doubt, the parties acknowledge and agree that in the event that a payment from DPS to CS pursuant to Section 6(f)(ii) or this Section 6(f)(iii) is subject to Tax deductions or withholdings under applicable Tax law or any Taxes are imposed on CS in respect of such payment, DPS shall not be required to increase the payment or otherwise provide a gross-up to CS; provided that DPS agrees to cooperate with CS and to use commercially reasonable efforts (to the extent such efforts will not result in materially adverse consequences to the DPS Group (or any member thereof)) to mitigate or avoid any applicable Tax deductions or withholdings or other Taxes imposed.
               (iv) Without duplication, if, as a result of an amended Tax Return, claim for refund, audit, agreed determination or other adjustment, claim or decision, the amounts indemnified against by the Cadbury Group pursuant to Section 6(a) or DPS Group pursuant to Section 6(b), as the case may be, is increased and there is a Tax benefit (including an adjustment to the Tax basis of an asset) that is realized by the other party, such other party shall promptly pay to CS or DPS, as the case may be, the amount of the Tax benefit less any incremental Tax or other cost of such other party, computed in accordance with the provisions of this Section 6(f).
          (g) Each member of the DPS Group shall act in a commercially reasonable manner in respect of their Tax matters and shall not proactively disclose to any person any material information regarding the Income Tax reporting positions or Income Tax Returns of any member of the DPS Group in respect of a Pre-Demerger or Straddle Period except (i) to any of its legal, accounting and tax personnel, outside legal and tax advisors, and auditors, but only to the extent necessary for tax and financial reporting purposes, provided that such persons are instructed to keep such information confidential, or to such other persons as is otherwise required to comply with applicable law; or (ii) in response to a request by a Taxing Authority (in connection with an audit or other proceeding), to the extent that the DPS Group determines, in its good faith discretion, which shall be presumed, that such information should be disclosed. If any member of the DPS Group makes any such disclosure to any person (including a Taxing Authority) in circumstances other than permitted above, the Cadbury Group shall not be required to indemnify the DPS Group for any associated Taxes that the Cadbury Group otherwise would be required to indemnify the DPS Group against pursuant to this Section 6.
          (h) For purposes of this Agreement (taking into account the responsibility for Taxes under this Agreement), in computing amounts indemnified against and for purposes of preparing DPS Transition Returns and other Tax Returns, if an allocation of Taxes is required for a member of the Cadbury Group or the DPS Group (or a Subsidiary thereof) for a Straddle Period or other taxable period then the amount of such Tax that is allocable to the portion of such taxable period ending on the Demerger Date or other date for which the allocation is relevant shall be: (i) in the case of income Taxes, sales Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books, the portion of any such Tax equal to the amount that would be payable if the taxable year (including, for the avoidance of doubt, the taxable year of any entity that is a partnership for U.S. federal income tax purposes) ended on the Demerger Date or other relevant date, and (ii) in the case of property and other Taxes that are imposed on a periodic basis, the portion of any such Tax equal to the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Demerger Date or other relevant date, and the denominator of which is the number of days in the entire taxable period. Any Tax Benefit Attribute for a Straddle Period or other taxable period for which an allocation is required for a member of the Cadbury Group or the DPS Group (or a Subsidiary thereof) shall be allocated in the same manner as provided in this Section 6(h) as the Tax to which the Tax Benefit Attribute relates.
          (i) The indemnification obligations contained in this Section 6 or otherwise in this Agreement shall remain in effect until 30 days after the expiration of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.
     7. Guarantees. CS shall guarantee or otherwise perform the obligations of each member of the Cadbury Group under this Agreement. DPS shall guarantee or otherwise perform the obligations of each member of the DPS Group under this Agreement.
     8. Cooperation.
          (a) CS and DPS shall each, at their own expense, cooperate with each other (and shall cause each member of the Cadbury Group and the DPS Group, respectively, to cooperate) and make available to each other, their officers, agents and personnel and such Tax and accounting data and other information as may be reasonably required in connection with (i) the preparation or filing of any Tax Return, election, consent, certification, declaration or authorization of representative, or any claim for refund, including executing such items where required, (ii) any determinations of liability for Taxes, or (iii) any audit or other proceeding in respect of Taxes including cooperating in connection with the exercise of contest rights under Section 9. Without limiting the foregoing, the members of the DPS Group and the Cadbury Group, as the case may be, shall not be entitled to assert privilege or any similar argument against the members of the other group with respect to legal and other professional services or documents (both internal and external), in each case, in respect of Tax matters of the Cadbury Group and the DPS Group for Pre-Demerger Periods or Straddle Periods. At the request of CS and in connection with a Confectionery Transaction, DPS shall make (or cause to be made or permit CS to make) one or more Tax elections, as directed by CS (for the avoidance of doubt, nothing in this sentence shall limit the obligations of the Cadbury Group to indemnify the DPS Group for Confectionery Transactions pursuant to Section 6 of this Agreement). The Cadbury Group and the DPS Group shall retain all Tax Returns, work papers and all Tax and accounting records or other documents in their possession relating to material Tax and accounting matters of the DPS Group for any Pre-Demerger Period or Straddle Period until the later of (i) seven years after the Demerger Date or (ii) one year after the expiration of all applicable statutes of limitations (including extensions thereof). After such time, before the Cadbury Group or the

DPS Group shall dispose of any such documents in their possession, the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). The parties agree to use their best efforts to maintain privilege or other protection in respect of third parties regarding any documents or other information relating to Tax matters provided by the Cadbury Group or the DPS Group, as the case may be, to the other group.
          (b) (i) (A) Without limiting Section 8(a), the DPS Group shall provide the Cadbury Group and its officers, agents and personnel with access to and the right to copy such documents, and shall provide such other information, as are reasonably necessary to allow the Cadbury Group to determine and report their Taxes for any Pre-Demerger Period or Straddle Period and to prepare any applicable Tax Return or other required filings of the Cadbury Group. The DPS Group acknowledges and agrees that the rights afforded to the Cadbury Group under this Section 8(b)(i) are, among other things, intended to enable the Cadbury Group to prepare, at its expense, profit and loss statements, balance sheets and other financial statements or accounting information with respect to each member of the DPS Group on a stand-alone or legal entity basis as of or prior to the Demerger Date and, in the case of a jurisdiction in which the Taxable year of a DPS Group member does not end on the Demerger Date, as of the end of the Taxable year in which the Demerger Date occurs.
                    (B) DPS shall deliver or cause to be delivered to CS, or otherwise make available to CS, information in respect of the accounting systems of the DPS Group for Pre-Demerger Periods and Straddle Periods to enable CS to create the DPS Statements (as defined below) no later than 45 days after the Demerger Date. Based on the information in respect of the accounting systems of the DPS Group for Pre-Demerger Periods and Straddle Periods (the “DPS Information”) that CS is entitled to download or otherwise acquire pursuant to this Section 8, CS will create profits and loss statements and balance sheets for each legal entity of the DPS Group for the period beginning on January 1, 2008 and ending on the Demerger Date in accordance with the accounting policies of the DPS Group as of, and prior to, the Demerger Date (the “DPS Statements”) and shall deliver the DPS Information and DPS Statements to DPS within 90 days of the Demerger Date (or such other time as CS shall determine and notify DPS in writing); provided that DPS, at its expense, shall provide any reasonable cooperation requested by CS in preparing the DPS Statements, including the provision of any other information that CS determines is reasonably necessary to prepare the DPS Statements in accordance with such accounting policies of the DPS Group. Within 45 days of the receipt of the DPS Information and DPS Statements by DPS, DPS shall confirm in writing to CS that (A) the DPS Information downloaded or otherwise acquired by DPS was properly extracted from the DPS accounting systems, is accurate and complete in all material respects and is properly identified on an entity-by-entity basis, and (B) the accounting policies used by CS in preparing the DPS Statements are consistent in all material respects with the accounting policies of the DPS Group as of, and prior to, the Demerger Date; provided that if DPS is unable to provide such written confirmation, (X) DPS shall provide CS, within 45 days of the receipt of the DPS Information and DPS Statements by DPS, with a written statement setting forth in detail the reasons that such confirmation could not be made, (Y) DPS shall, at its expense, cooperate with CS to correct the DPS Information or DPS Statements, including any improper extraction of the DPS Information or any inconsistencies in the accounting policies used by CS to prepare the

DPS Statements, and (Z) within 20 days of the receipt of revised DPS Information and DPS Statements, DPS shall provide the written confirmation contemplated by this Section 8(b)(iii) to CS; provided, further, that the principles of the preceding proviso shall continue to apply until CS receives such written confirmation.
               (ii) Without limiting Sections 8(a) and 8(b)(i), the DPS Group shall provide the Cadbury Group and its officers, agents and personnel all such cooperation, access and assistance, as may reasonably be necessary for the Cadbury Group to comply with any CFC Legislation, including causing the DPS Group to, as soon as reasonably practicable, (i) respond to any CFC Questions asked by CS and its officers, agents and personnel, and (ii) provide CS with copies of any accounts or financial statements or other information in respect of the members of the DPS Group that may be reasonably required or reasonably necessary to enable the Cadbury Group to comply with any CFC Legislation in relation to the DPS Group in respect of any Pre-Demerger Period or Straddle Period (including permitting the Cadbury Group to download any information in respect of accounting systems of the DPS Group for Pre-Demerger Periods and Straddle Periods).
               (iii) With respect to Controladora de Marcas Internacionales, S.A. de C.V. and Adams Mecca B.V., DPS shall deliver to CS, in the case of a Pre-Demerger Period within 45 days following the Demerger Date and in the case of a Straddle Period within 45 days following the end of such Straddle Period, copies or originals of all Tax and accounting data and other information or documents relating to Tax matters of the applicable company for the applicable taxable period. With respect to the prior ownership of preferred shares of Cadbury Aguas Minerales, S.A. de C.V. (“CAMSA”) by Cadbury Adams Canada, Inc., DPS agrees to provide CS, within 45 days of a request by CS, with any Tax and accounting data and other information or documents relating to Tax matters of CAMSA that may be reasonably required or reasonably necessary to enable the Cadbury Group to satisfy its Tax compliance obligations or in respect of a Tax Proceeding, including, for the avoidance of doubt, any information that is required to be reported (or used to calculate items that are required to be reported) or otherwise disclosed to a Taxing Authority or other governmental entity.
               (iv) DPS agrees to provide CS, within 45 days of a request by CS, with any Tax and accounting data and other information or documents relating to Tax matters of CBCI that may be reasonably required or reasonably necessary to enable the Cadbury Group to satisfy its Tax compliance obligations or in respect of a Tax Proceeding, including, for the avoidance of doubt, any information that is required to be reported (or used to calculate items that are required to be reported) or otherwise disclosed to a Taxing Authority or other governmental entity. CS agrees to provide DPS, within 45 days of a request by DPS, with any Tax and accounting data and other information or documents relating to Tax matters of CDMI that may be reasonably required or reasonably necessary to enable the DPS Group to satisfy its Tax compliance obligations or in respect of a Tax Proceeding, including, for the avoidance of doubt, any information that is required to be reported (or used to calculate items that are required to be reported) or otherwise disclosed to a Taxing Authority or other governmental entity.

     9. Audits and Contest.
          (a) CS or DPS shall notify the other in writing upon the receipt of any notice of a Tax Proceeding that could reasonably result in a right to indemnification of a party under this Agreement together with a description in reasonable detail of the Tax Proceeding and the underlying claim within 30 days of the receipt of such notice or such earlier time that would allow the indemnifying party to timely respond to such notice; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is materially prejudiced by such failure.
          (b) Notwithstanding anything in this Agreement to the contrary, except as otherwise provided in this Section 9(b), CS shall have full control over any Tax Proceeding in respect of Cadbury Group Taxes and Taxes indemnified against by CS pursuant to this Agreement including any Tax Proceeding involving the DPS Group or any of its members relating to a Confectionery Transaction or a Specified Entity. CS shall have absolute discretion with respect to any decisions to be made (including choice of counsel, venue or judicial forum), or the nature of any action to be taken, with respect to such Tax Proceeding and the contest thereof (including whether to litigate, compromise or otherwise settle the dispute or contest and the amount of any settlement) and DPS shall cooperate with CS in accordance with the provisions of Section 8 and this Section 9; provided that DPS may, at its own expense, participate in any such Tax Proceeding and CS shall consult with and take reasonable direction from DPS in respect of any decisions to be made or actions to be taken in respect of Tax matters of the DPS Group other than with respect to Cadbury Group Taxes, Confectionery Transactions, one or more Specified Entities or other matters relating to Taxes indemnified against by CS pursuant to this Agreement.
          (c) With respect to Tax Proceedings not described in Section 9(b) but that could result in a right to indemnification for Taxes or Damages by the DPS Group or the Cadbury Group, as the case may be, under this Agreement, the indemnified party shall control the Tax Proceeding and contest the claim indemnified against in good faith as directed by the indemnifying party; provided further that to the extent relating to the claim indemnified against, (i) the indemnified party shall keep the indemnifying party informed of the status and progress of the Tax Proceeding and shall consult with the indemnified party regarding decisions relating to the Tax Proceeding, and (ii) the indemnified party shall not settle or compromise any such Tax Proceeding without the prior written consent of the indemnified party (such consent not to be unreasonably withheld or delayed).
          (d) With respect to any Tax Proceeding involving issues relating solely to a Tax Return or Taxes of one or more members of the DPS Group for which the DPS Group has no right to indemnification under this Agreement or Taxes indemnified against by DPS under Section 6(b)(iv), DPS shall have control over such Tax Proceeding and shall have discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to such Tax Proceeding; provided that to the extent that the outcome of the Tax Proceeding can affect the Taxes of the Cadbury Group under the CFC Legislation or otherwise, (i) CS shall have the right, at its own expense, to participate and DPS shall keep CS informed of the status and progress of the Tax Proceeding and shall consult with CS regarding decisions relating to the Tax Proceeding, and (ii) DPS shall not settle or compromise any such Tax Proceeding without the prior written consent of CS (such consent not to be unreasonably withheld or delayed).
          (e) The DPS Group acknowledges and agrees that with respect to any Tax Proceeding including or involving the DPS Group that CS controls pursuant to this Section 9, (i) the DPS Group shall cooperate fully with CS, (ii) the DPS Group shall act in good faith and use its best efforts to support the defense of the Tax Proceeding, and (iii) in no event shall the DPS Group interfere with CS’ control of the Tax Proceeding or otherwise fail to support, or take any action that is inconsistent with, the Tax reporting positions for the relevant transaction or item unless otherwise directed by CS in writing.
     10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):
(a)	If to CS or Cadbury:

Cadbury plc 25 Berkeley Square London W1J 6HB Facsimile: 44-20-7830-5015 Attention: Henry Udow, Esq. – Chief Legal Officer Lisa M. Longo – Senior Vice President of Tax

with a copy to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 Facsimile: (212) 848-7179 Attention: Laurence M. Bambino, Esq. Creighton O’M. Condon, Esq.

and

Slaughter and May One Bunhill Row London EC1Y 8YY Facsimile: 44-20-7090-5000 Attention: Tim Boxell

(b)	If to DPS:

Dr Pepper Snapple Group, Inc.

5301 Legacy Drive 3rd Floor Plano, TX 75024 Facsimile: Attention: James L. Baldwin, Jr. – General Counsel Taun Dimatteo – Senior Vice President of Tax

with a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Facsimile: (212) 558-3588 Attention: Ronald E. Creamer, Jr., Esq.
     11. Costs and Expenses. Except as expressly set forth in this Agreement or the Transition Services Agreement, each of the Cadbury Group and the DPS Group shall bear its own costs and expenses (including reasonable attorneys’ fees, accountant fees and other related professional fees and disbursements) incurred in preparing and filing any Tax Return, in complying with the provisions of this Agreement and in connection with any Tax Proceeding.
     12. Interest. Any payment required to be made pursuant to this Agreement that is not paid when due shall bear interest at the Underpayment Rate.
     13. Effectiveness; Termination; Survival and Change of Control.
          (a) This Agreement shall become effective upon the consummation of the Demerger. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed in accordance with the terms thereof. The rights and obligations of the Cadbury Group and the DPS Group under this Agreement shall survive the sale or other transfer by any member of the Cadbury Group or the DPS Group, as the case may be, of any assets or businesses or the assignment by such member of any liabilities.
          (b) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence of (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities Exchange Commission thereunder as in effect on the date hereof), of capital stock (whether denominated as common stock or preferred stock) of DPS representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of DPS, (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of DPS by Persons who were neither (A) nominated by the board of directors of DPS nor (B) appointed by directors so nominated, or (iii) DPS consolidating with, or merging with or into, any Person (other than another member of the DPS Group), or any Person (other than a member of the DPS Group) consolidating with, or merging with or into, DPS, in any such event pursuant to a transaction in which any of the outstanding voting capital stock (whether denominated as common stock or preferred stock) of DPS or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting capital stock (whether denominated as common stock or preferred stock) of DPS outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting capital stock (whether denominated as common stock or preferred stock) of the surviving Person immediately after giving effect to such transaction, the indemnification obligations of the Cadbury Group to indemnify against Incremental DPS Group Taxes, and the right of the DPS Group to be so indemnified, shall terminate without any action of the parties hereto and none of the members of the Cadbury Group shall have any further liabilities or obligations, and none of the members of the DPS Group shall have any further rights, with respect to Incremental DPS Group Taxes. Unless otherwise prohibited by this Agreement, any member of the DPS Group shall be permitted to undertake wholly internal reorganizations, consolidations, or mergers involving DPS and any Person that is a Subsidiary of DPS after the Demerger Date.
     14. Entire Agreement; Amendments and Waivers.
          (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.
          (b) This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the parties hereto or (ii) by a waiver in accordance with Section 14(c).
          (c) Either party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party and (ii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights
     15. Governing law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     16. Dispute Resolution. (a) The procedures for discussion, negotiation and arbitration set forth in this Section 16 shall apply to all disputes, controversies or claims that may arise out of or relate to, or arise under or in connection with, this Agreement between or among any member of the Cadbury Group, on the one hand, and any member of the DPS Group, on the other hand (collectively, “Agreement Disputes”).
          (b) CS and DPS will use their respective commercially reasonable efforts to resolve expeditiously any Agreement Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, any member of the DPS Group or the Cadbury Group involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving the senior tax director of each CS and DPS. A copy of any such Escalation Notice shall be given to the chief legal officer of each of CS and of DPS (which copy shall state that it is an Escalation Notice pursuant to this Section 16(b)). Any agenda, location or procedures for such discussions or negotiations between CS and DPS may be established by CS and DPS from time to time; provided, however, that the representatives of CS and DPS shall use their reasonable efforts to meet within 30 days of the Escalation Notice.
          (c) If the senior tax director of each CS and DPS are not able to resolve the Agreement Dispute within 30 days after the date of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Agreement Dispute shall be submitted to the chief financial officer of each of CS and DPS.
          (d) If CS and DPS are not able to resolve the Agreement Dispute through the processes set forth in subsections (b) and (c) of this Section 16 within 60 days after the date of the Escalation Notice, such Agreement Dispute shall be determined, at the request of either CS or DPS by arbitration, which shall be conducted (i) by three arbitrators, consisting of one arbitrator appointed by CS, one arbitrator appointed by DPS and a third arbitrator appointed by the two arbitrators appointed by CS and DPS or, if the arbitrators appointed by CS and DPS cannot agree on a third arbitrator, the third arbitrator shall be appointed by the chief financial officer of each CS and DPS, and (ii) in accordance with the Commercial Rules of the American Arbitration Association (except with respect to the selection of arbitrators) in effect at the time of filing of the demand for arbitration.
          (e) The decision of the arbitrators shall be final and binding upon the parties hereto, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. The seat of the arbitration shall be New York, New York.
          (f) The existence of, and any discussions, negotiations, arbitrations or other proceedings relating to, any Agreement Dispute shall be considered by each party hereto as confidential information until such time as a judgment thereon is entered in a court of competent jurisdiction.
          (g) Notwithstanding anything contained in this Agreement to the contrary, no member of the DPS Group and no member of the Cadbury Group shall have the right to institute judicial proceedings against the other party or any Person acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Dispute to preserve the status quo during the pendency of any arbitration proceeding pursuant to paragraph (d) of this Section 16. All judicial proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York.
          (h) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 16 with respect to all matters not subject to such Agreement Dispute.

     17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
     18. Assignments; Third Party Beneficiaries. This Agreement may not be assigned by a party hereto without the consent of the other party hereto; provided that a merger shall not be deemed to be an assignment under this Agreement; and provided further, that any party may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of such party without the consent of the other party provided that no such assignment shall relieve the assignor of any of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto (including the members of the Cadbury Group and the DPS Group as the case may be) and their respective successors and permitted assigns, and nothing herein, express or implied (including the provisions of Section 6 relating to indemnified parties), is intended to or shall confer upon any other Person (including any shareholders of Cadbury and/or DPS) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. If, during the period beginning on the Demerger Date and ending upon the expiration of the survival period set forth in Section 13, any Person becomes an Affiliate of CS or DPS, such Affiliate shall be bound by the terms of this Agreement and CS or DPS, as the case may be, shall provide evidence to the other party of such Affiliate’s agreement to be bound by the terms of this Agreement upon the request of such other party.
     19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     20. CS Obligations. DPS and Cadbury agree that Cadbury shall not, and shall cause CS not to, take any actions that would materially and adversely impact the ability of CS to fulfill its obligations under this Agreement; provided that Cadbury may at any time following the Demerger Date require CS to assign to Cadbury all of CS’ rights and obligations under this Agreement in substitution for compliance by Cadbury and CS with the aforementioned obligation in this Section 20, and upon such assignment, Cadbury shall assume all of CS’ obligations under this Agreement.
     21. Authorization, etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.
*           *           *

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first written above.
     CADBURY SCHWEPPES PLC on its own behalf and on behalf of the members of the Cadbury Group (other than Cadbury)
By: /s/ Henry Udow
Name: Henry Udow
Title: Chief Legal Officer and Group Secretary
     DR PEPPER SNAPPLE GROUP, INC. on its own behalf and on behalf of the members of the DPS Group
By: /s/ John O. Stewart
Name: John O. Stewart
Title: Executive Vice President and Chief Financial Officer
     CADBURY PLC, solely for purposes of Section 20
By: /s/ Henry Udow
Name: Henry Udow
Title: Chief Legal Officer and Group Secretary

EXECUTION VERSION
Schedule A — Beverage Assets
1.	Dr Pepper, Crush, Canada Dry & Sport Cola trademarks in Europe held by Cadbury Ireland Ltd. Sold to Dr Pepper Seven Up, Inc. on November 2, 2007.

2.	11.2% preferred interest in Cadbury Aguas Minerales, S.A. de C. V. held by Cadbury Mexico Investments B.V. Sold to Bebidas Americas Investments B.V. on November 28, 2007.

3.	Shares of Cadbury Servicios S.A. de C.V. held by Cadbury Schweppes Overseas Ltd. and Soset Companies A, B, D, and G. Shares of Cadbury Servicios S.A. de C.V. held by Cadbury Schweppes Overseas Ltd. and Soset Companies A, B and G sold to Bebidas Americas Investments B.V. on November 28, 2007. Shares of Cadbury Servicios S.A. de C.V. held by Soset Company D sold to Cadbury Aguas Minerales, S.A. de C. V. on November 28, 2007.

4.	99.95% interest in Cadbury Bebidas, S.A. de C. V. held by Controladora de Marcas Internaciolales, S.A. de. C.V. Sold to Bebidas Americas Investments B.V. on November 28, 2007.

5.	3% common shares in Cadbury Aguas Minerales, S.A. de C. V. held by Cadbury Schweppes Overseas Ltd. and Soset A, B, G, and D Companies. Sold to Bebidas Americas Investments B.V. on November 28, 2007.

6.	996 Class I, Series B shares of Cadbury Aguas Minerales, S.A. de C. V. held by Aguas Minerales Holdings, Inc. Sold to Bebidas Americas Investments B.V. on November 28, 2007.

7.	Shares held by Soset Companies A, B, D, and G in the subsidiaries of Cadbury Aguas Minerales, S.A. de C. V., including (i) Cadbury Servicios Comerciales, S.A. de C.V., (ii) Compañía Exportadora de Aguas Minerals S.A de C.V., (iii) Comercializadora de Bebidas, S.A. de C.V., (iv) Embotelladora Balseca, S.A. de C.V., (v) Manantiales Penafiel, S.A. de C.V., (vi) Distribuidora Anahuac, S.A. de C.V. fixed Series A shares and variable Series B shares, (vii) Embotelladora Orange Crush, S.A. and (viii) Distribuidora de Aguas Minerales, S.A. de C.V. Shares held by Soset Companies A, B and G sold to Cadbury Aguas Minerales, S.A. de C. V. on December 18, 2007. Shares held by Soset Company D sold to Cadbury Bebidas, S.A. de C. V. on December 18, 2007.

8.	All the shares in Canada Dry Mott’s Inc. held by Cadbury Schweppes Investments B.V. sold to Aguas Minerales International Investments B.V. on April 28, 2008.

9.	Mexican Beverages Intangible Property held by Controladora de Marcas Internaciolales, S.A. Sold to Bebidas Americas Investments B.V. on April 29, 2008.

10.	All the membership interests in Beverage Investments LLC held by Cadbury Adams USA II LLC transferred to Mott’s General Partnership in redemption of partnership interests held by Mott’s General Partnership on April 29, 2008.

11.	All the stock in Bebidas Americas Investments B.V. held by Cadbury Schweppes Investments B.V. Sold to Cadbury Schweppes Americas Inc. on May 1, 2008.

12.	Stock of Berkeley Square US Inc. held by CS Americas Holdings B.V. contributed to CS Americas Inc. on May 2, 2008.

Schedule B — Beverage Entities
1.	Cadbury Servicios, S.A. de C.V.

2.	Cadbury Bebidas, S.A. de C. V.

3.	Cadbury Aguas Minerales, S.A. de C. V.

4.	Mexican affiliates, including (i) Cadbury Servicios Comerciales, S.A. de C.V., (ii) Compañía Exportadora de Aguas Minerals S.A de C.V., (iii) Comercializadora de Bebidas, S.A. de C.V., (iv) Embotelladora Balseca, S.A. de C.V., (v) Manantiales Penafiel, S.A. de C.V., (vi) Distribuidora Anahuac, S.A. de C.V. fixed Series A shares and variable Series B shares, (vii) Embotelladora Orange Crush, S.A., and (viii) Distribuidora de Aguas Minerales, S.A. de C.V.

5.	Bebidas Americas Investments B.V.

6.	Canada Dry Mott’s Inc.

7.	Aguas Minerales International Investments B.V.

8.	Nuthatch Trading US Inc.

9.	Berkeley Square US Inc.

10.	Beverage Investments LLC.

Schedule C — Confectionery Assets
1.	Nominal shareholding in Cadbury International & Leasing S. de R.L. de C.V. and Cadbury Adams Mexico held by Cadbury Aguas Minerales, S.A. de C. V.

2.	High Ridge Finance Ltd. Stock held by International Investments Management LLC.

3.	Membership interests in Cadbury Schweppes US Finance LLC held by Cadbury Schweppes Finance Inc.

4.	Membership interests in Green & Blacks USA LLC held by Cadbury Beverages Delaware Inc.

5.	Rights in the Rose’s Brands in North America held by Mott’s LLP. See Section 3 of Schedule E.

6.	Gini and Crush brands held by Dr Pepper/Seven Up, Inc.

7.	Squirt and A&W trademarks in Australia held by A&W Concentrate Company.

8.	Hershey license, including Peter Paul and York brands held by Cadbury Beverages Delaware, Inc.

9.	Dr Pepper know-how for the Australian market held by Dr Pepper/Seven Up, Inc.

10.	Cadbury Adams USA II LLC interests held by Mott’s General Partnership.

Schedule D — Confectionery Entities
1.	Cadbury International & Leasing S. de R.L. de C.V. and Cadbury Adams Mexico.

2.	High Ridge Finance Ltd.

3.	Cadbury Schweppes US Finance LLC.

4.	Green & Blacks USA LLC.

5.	Cadbury Adams USA II LLC.

6.	Cadbury Adams USA LLC.

Schedule E — Confectionery Transactions
1.	Sale of membership interests in Cadbury Schweppes US Finance LLC on July 10, 2007, by Cadbury Schweppes Finance Inc. to CS Confectionery Inc.

2.	Sale of the rights to Rose’s brands in North America by Mott’s LLP to Cadbury Ireland Ltd on November 2, 2007.

3.	Sale of Gini and Crush brands by Dr Pepper/Seven Up, Inc. and sale of Squirt and A&W trademarks in Australia by A&W Concentrate Company on November 2, 2007, to Cadbury Enterprises PTE Limited.

4.	Acquisition by Controladora de Marcas Internaciolales, S.A. de. C.V. from Cadbury Aguas Minerales, S.A. de C. V. one share of its Cadbury International & Leasing S. de R.L. de C.V. stock and Cadbury Adams Mexico stock on November 28, 2007.

5.	Redemption of Aguas Minerales Holdings, Inc. custodial ownership interest and cancellation of all the shares held for the benefit of Cadbury Schweppes Overseas Ltd. in Cadbury Aguas Minerales, S.A. de C.V. on December 5, 2007.

6.	Sale of all membership interests in Green & Blacks USA LLC to Cadbury Adams USA LLC on January 1, 2008.

7.	Sale of Hershey license (including Peter Paul and York brands) by Cadbury Beverages Delaware Inc. to Cadbury Ireland Ltd. on April 29, 2008.

8.	Sale of Dr Pepper know-how for the Australian market to Cadbury Enterprises PTE Limited by Dr Pepper/Seven Up, Inc. on April 29, 2008.

9.	Election by Cadbury Adams USA LLC to be treated as a corporation for U.S. federal income tax purposes and corresponding issuance of non-voting stock and preferred stock on or about May 1, 2008.

10.	Transfer by Mott’s General Partnership of its interest in Cadbury Adams USA II LLC to CS Confectionery Inc. on May 1, 2008.

11.	Transactions other than in the ordinary course of business after April 2007 and on or before the Demerger Date between or among two or more of the Specified Entities.

Schedule F — Specified Entities
1.	Americas Beverages Management GP

2.	International Beverage Investments GP

3.	Mott’s General Partnership

4.	High Ridge Investments US Inc. (the successor of High Ridge Investments Ltd.)

5.	International Investments Management LLC

6.	Nuthatch Trading US Inc. (the successor of Nuthatch Trading Ltd.)

7.	Berkeley Square US Inc. (the successor of Berkeley Square Investments Ltd.)

8.	Snapple Beverage Corporation

9.	Nantucket Allserve Inc.

10.	High Ridge Investments Ltd. (the predecessor of High Ridge Investments US Inc.)

11.	Nuthatch Trading Ltd. (the predecessor of Nuthatch Trading US Inc.)

12.	Berkeley Square Investments Ltd. (the predecessor of Berkeley Square US Inc.)

13.	Beverage Investments LLC

Schedule G — Exceptions to Section 5(b)(vi)
1. Upstream merger of Seven-Up/RC Bottling Company with and into Dr Pepper Bottling Company of Texas on May 31, 2008 or as soon as possible after the Demerger Date.
2. Upstream merger of Dr Pepper Bottling of Spokane Inc. with and into Dr Pepper Bottling Company of Texas on May 31, 2008 or as soon as possible after the Demerger Date.
3. Upstream merger of Seven Up Bottling Company of San Francisco with and into Dr Pepper Bottling Company of Texas on May 31, 2008 or as soon as possible after the Demerger Date.
4. Merger of Beverages Management, Inc. with and into The American Bottling Company on May 31, 2008 or as soon as possible after the Demerger Date.
5. Merger of Dr Pepper Bottling Company of Texas with and into The American Bottling Company on May 31, 2008 or as soon as possible after the Demerger Date.
6. Downstream merger of Cadbury Schweppes Bottling Group, Inc. with and into The American Bottling Company on May 31, 2008 or as soon as possible after the Demerger Date.
7. Upstream merger of Southeast-Atlantic Beverage Corporation with and into The American Bottling Company on December 31, 2008 or as soon as possible after the Demerger Date.